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                                                                       EXECUTION

                          CENDANT MORTGAGE CORPORATION
                MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2001-6



                                 TERMS AGREEMENT
                                 ---------------

                                                            Dated: June 29, 2001

To: Structured Asset Securities Corporation, as Depositor, under the Trust Agreement dated as of June 1, 2001 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of April 16, 1996 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation: Series 2001-6.

Terms of the Series 2001-6 Certificates: Cendant Mortgage Corporation, Series 2001-6 Mortgage Pass-Through Certificates, Class 1-A1, Class 1-A2, Class 1-A3, Class 1-A4, Class 1-A5, Class 1-A6, Class 1-A7, Class 1-A8, Class 1-A9, Class 1-A1O, Class 2-A1, Class 2-A2, Class 2-AP, Class 2-AX, Class 2-A3, Class 3-A, Class 3-AP, Class 3-AX, Class B1, Class B2, Class B3, Class B4, Class B5, Class B6 and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of three pools of fixed rate, fully amortizing, conventional, first lien, residential mortgage loans (the "Mortgage Loans"). Only the Class 1-A1, Class 1-A2, Class 1-A3, Class 1-A4, Class 1-A5, Class 1-A6, Class 1-A7, Class 1-A8, Class 1-A9, Class 1-A1O, Class 2-A1, Class 2-A2, Class 2-AP, Class 2-AX, Class 2-A3, Class 3-A, Class 3-AP, Class 3-AX, Class B1, Class B2, Class B3 and Class R Certificates (the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement:  File Number 333-35026.

Certificate Ratings: It is a condition of Closing that at the Closing Date the Class 1-A1, Class 1-A2, Class 1-A3, Class 1-A4, Class 1-A5, Class 1-A6, Class 1-A7, Class 1-A8, Class 1-A9, Class 1-A1O, 2-A1, Class 2-A2, Class 2-AP, Class 2-AX, Class 2-A3, Class 3-A, Class 3-AP and Class 3-AX Certificates be rated "AAA" by Fitch, Inc. ("Fitch"), and rated "Aaa" by Moody's Investors Service, Inc. ("Moody's" and collectively the "Rating Agencies"); the Class R Certificate be rated "AAA" by Fitch and "Aaa" by Moody's; the Class B1 Certificates be rated "AA" by Fitch; the Class B2 Certificates be rated "A" by Fitch; and the Class B3 Certificates be rated "BBB" by Fitch.

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Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman
Brothers Inc. (the "Underwriter"), and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:  June 1, 2001.

Closing Date: 10:00 A.M., New York time, on or about June 29, 2001. On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.



                                       2
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     If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.

                                           LEHMAN BROTHERS INC.

                                           By: /s/ Joseph J. Kelly
                                              --------------------------------
                                               Name: Joseph J. Kelly
                                               Title:   Senior Vice President

Accepted:

STRUCTURED ASSET SECURITIES CORPORATION

By:  /s/ Daniel Israeli
   ----------------------------
     Name: Daniel Israeli
     Title:  Vice President


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                                   Schedule 1
                                   ----------

                                           Initial Class
                                             Principal            Purchase
                          Certificate      (or Notional)            Price
Class Designation        Interest Rate       Amount (1)           Percentage
-----------------        -------------       ----------           ----------

Class 1-A1                   5.95%          $101,600,000            100%
Class 1-A2                   6.50%          $ 16,059,000            100%
Class 1-A3                   7.00%                (2)               100%
Class 1-A4                   6.10%          $ 42,000,000            100%
Class 1-A5                    (3)           $ 56,785,005            100%
Class 1-A6                   7.00%          $  8,312,000            100%
Class 1-A7                   7.00%          $  2,000,000            100%
Class 1-A8                   6.30%          $ 25,000,000            100%
Class 1-A9                   6.30%          $ 15,000,000            100%
Class 1-A10                  6.75%          $ 20,000,000            100%
Class 2-A1                   6.50%          $ 56,813,000            100%
Class 2-A2                   6.50%          $  3,100,000            100%
Class 2-A3                   6.50%          $ 11,500,000            100%
Class 2-AP (4)               0.00%          $  1,283,855            100%
Class 2-AX                   6.50%               (2)                100%
Class 3-A                    6.50%          $ 70,227,000            100%
Class 3-AP (4)               0.00%          $  1,592,588            100%
Class 3-AX                   6.50%               (2)                100%
Class B1                      (5)           $  6,684,000            100%
Class B2                      (5)           $  2,673,000            100%
Class B3                      (5)           $  2,005,000            100%
Class R                      7.00%          $        100            100%
---------------------------

(1)  These balances are approximate, as described in the prospectus supplement.

(2) The Class 1-A3, 2-AX and 3-AX Certificates will have no principal amount; they will accrue interest on a notional amount, as described in the prospectus supplement.

(3) The Class 1-A5 Certificates will consist of six components having the characteristics described in the prospectus supplement.

(4) The Class 2-AP and Class 3-AP Certificates will be principal-only certificates; they will not be entitled to payments of interest.

(5) The "Average Rate," as described in the prospectus supplement..